Exhibit 4.25

AMENDMENT TO SHAREHOLDERS’ AGREEMENT

This amendment to the Shareholders’ Agreement of LQ Inversiones Financieras S.A., originally entered into on December 27, 2007 and subsequently amended by private instruments dated April 29, 2010 and January 9, 2014 (the “Shareholders’ Agreement”), is agreed as of November 5, 2025, by and between:

(a)	On the one hand:

(i)	Quiñenco S.A. (“Quiñenco”), a company duly incorporated and validly existing under the laws of the Republic of Chile, represented herein by its Chief Executive Officer, Mr. Francisco Pérez Mackenna, and by its Legal Manager, Mr. Rodrigo Hinzpeter Kirberg; and

(ii)	Empresa El Peñón S.A. (“Peñón”), a company duly incorporated and validly existing under the laws of the Republic of Chile, represented herein by its Directors, duly authorized, Mr. Davor Domitrovic Grubisic and Mr. Eduardo Garnham Léniz.

Hereinafter, and unless expressly agreed otherwise, for all purposes of these amendments, any reference to Quiñenco or otherwise to a party to this Shareholders’ Agreement shall be understood to include both Quiñenco and Peñón, who for all legal and contractual purposes shall be deemed to be a single party, actin, exercising their rights and fulfilling their obligations under this Shareholders’ Agreement as one indivisible block, and which has granted an irrevocable power of attorney to Quiñenco to represent it with full powers in matters regarding the Shareholders’ Agreement, including the judicial powers set forth in Article 7 of the Code of Civil Procedure; and

(b)	On the other hand, Citigroup Chile SpA – formerly Citigroup Chile S.A. – (“Citigroup Chile”), a company duly incorporated under the laws of the Republic of Chile, represented by its attorney-in-fact, Mr. José Miguel Salvador (together with Quiñenco and Peñón, the “Parties”).

This amendment records the agreement of the Parties to amend certain provisions of the Shareholders’ Agreement as follows.

The defined terms used in these amendments shall have the meanings ascribed to them in paragraph (a) of Clause One of the Shareholders’ Agreement.

The First and Fourth amendments shall take effect as of this date. The Second and Third amendments shall take effect on the same date on which the amendment to the bylaws of Banco de Chile becomes effective, pursuant to which the number of directors is reduced to nine regular directors and two alternate directors.

Except as expressly amended by this document, the Shareholders’ Agreement shall remain unmodified and in full force and effect.

AMENDMENTS

First Amendment: It is recorded that: (i) by public deed dated February 9, 2022, granted before the Fifth Notary Public of Santiago, Citigroup Chile S.A. was transformed into a by-stock corporation (sociedad por acciones) named Citigroup Chile SpA; and (ii) that Inversiones Citigroup Chile Limitada was dissolved by public deed dated February 28, 2022, granted in the Fifth Notary Public of Santiago, by the concentration of all company shares in the possession of Citigroup Chile SpA. Accordingly, all references in the Shareholders’ Agreement to Citigroup Chile, Citigroup Chile S.A., or Inversiones Citigroup Chile Limitada shall be understood to refer exclusively to Citigroup Chile SpA.

Second Amendment: Clause Four, numeral (iii) subsection (c) is replaced in its entirety by the following:

(iii) Board of Directors of Banco de Chile: With nine (9) members. The majority of the principal directors shall be designated by Quiñenco through LQIF, and Citigroup Chile shall have the right to instruct LQIF to designate two (2) principal directors of Banco de Chile and, if Citigroup Chile reaches fifty percent (50%) of the shares of LQIF, four (4) principal directors, in all cases excluding those designated by minority shareholders, if any. In all cases, it is understood that if minority shareholders designate one or more principal directors, the number of directors that Citigroup Chile is entitled to propose shall be correspondingly reduced; however, Citigroup Chile shall in all events be entitled to either (y) one (1) principal director, which shall correspond to the sixth principal director that LQIF may elect, or (z) if it is not possible to elect a sixth principal director proposed by Citigroup Chile in accordance with this clause, two (2) alternate directors. In order to maximize the number of directors proposed by Citigroup Chile who may be elected as directors within the parameters set forth in the preceding sentence, Quiñenco undertakes to cause LQIF to take steps to obtain proxies from third parties in order to allocate such proxies, together with any discretionary votes it receives, to the election of the directors proposed by Citigroup Chile. Until a principal director proposed by Citigroup Chile has been elected, the Parties agree that LQIF shall use its best efforts to ensure that it may again designate at least six (6) principal directors (it being understood that LQIF shall have no obligation to increase the number of shares it controls, directly or indirectly). Once at least one individual proposed by Citigroup Chile has been elected as a principal director, Quiñenco shall promote the appointment of the Chairman of the Board from among the directors proposed by it, and the Vice-Chairman shall be a director designated by Citigroup Chile.

Third Amendment: Clause Four, subsection (c), numeral (v) is amended by replacing the last sentence of the first paragraph with the following:

“Notwithstanding the foregoing, while LQIF is unable to designate at least six (6) principal directors of Banco de Chile, LQIF shall submit to the Shareholders’ Meeting of Banco de Chile, as candidates for alternate directors, individuals proposed by Citigroup Chile”

Fourth Amendment: It is recorded that by Resolutions No. 1378 and 1379 of the Superintendency of Banks and Financial Institutions, dated 13 May 2019, the dissolution of Sociedad Matriz del Banco de Chile S.A. (“SM Chile”) and its subsidiary Sociedad Administradora de la Obligación Subordinada S.A. (“SAOS”) was confirmed, in accordance with the sixth paragraph of article 26 of Law No. 19.396. Accordingly, it is recorded that LQIF’s participation in Banco de Chile is now direct, and all references in the Shareholders’ Agreement to SM Chile and SAOS are eliminated, including the following amendments:

Section Amended	Amendment
Background Section, No. VI, subsections (c), (e), (g), and (h)	All references to SM Chile and SAOS are deleted, with the necessary adjustments to reflect the direct participation of LQIF (and its subsidiary Inversiones LQ SM) in Banco de Chile.

Clause One, subsection (a)	The following are deleted: (a) the defined term “SAOS” and its definition; (b) the defined term “SM Chile” and its definition; (c) references to SM Chile from the definitions of “Custody and Voting Trust” and “Tender Offer (OPA)”; (d) references to SM Chile and SAOS from the definitions of “Chilean Association Companies” and “Quiñenco Financial Subsidiaries”.

Clause Three, subsection (g)	All references to SM Chile are deleted.

Clause Three, subsection (h)	All references to SM Chile are deleted.

Clause Three, subsection (i)	All references to SM Chile are deleted, and it is stipulated that the right granted in favor of Citigroup applies solely to Banco de Chile.

Clause Four, subsection (c)	Paragraph (ii) “Board of Directors of SM Chile” is deleted in its entirety and replaced with the words “Intentionally left blank.”

Clause Four, subsection (f)	All references to SM Chile, SAOS, obligations owed to the Central Bank of Chile by the contract executed under Law No. 19,396, are deleted.

Clause Four, subsection (l)	All references to SM Chile, SAOS and the amendment of the Subordinated Obligation Agreement between Banco de Chile and the Central Bank of Chile, and the Deficit Account are deleted.

Clause Five, subsection (h)	All references to SM Chile are deleted.

(The remainder of this page has been intentionally left blank.)

The parties signed this amendment on 5 November 2025.

QUIÑENCO S.A.

By:	/s/ Francisco Pérez M.
Francisco Pérez M.

By:	/s/ Rodrigo Hinzpeter K.
Rodrigo Hinzpeter K.

EMPRESA EL PEÑÓN S.A.

By:	/s/ Eduardo Garnham L.
Eduardo Garnham L.

By:	/s/ Davor Domitrovic G.
Davor Domitrovic G.

CITIGROUP CHILE SpA

By:	/s/ José Miguel Salvador
José Miguel Salvador

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